APEX MUNICIPAL FUND, INC.

FILE # 811- 5227

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
5/24/2006	New Jersey St Trans Trst	2,805,411,792	2,760,000

Bear Stearns

Citigroup Global

Goldman Sachs

Morgan Stanley

RBC Capital

Siebert Brandford Shank

UBS Securities

Wachovia Bank

A.G. Edwards

Apex Pryor Securities

Banc of America

BB&T Capital

Cabrera Capital Markets

First Albany Capital

Gates Capital

George K. Baum

Howard Gary & Co.

Jackson Securities

Janney Montgomery

JP Morgan

JB Hanauer

LaSalle Financial

Lehman Brothers

Loop Capital

Merrill Lynch

Morgan Keegan

M.R. Beal

Piper Jaffray

PNC Capital

Popular Securities

Powell Capital

Prager, Sealy & Co.

Raymond James

Roosevelt & Cross

Ryan, Beck & Co.

Ramirez & Co.

Sovereign Secs.

Sterne, Agee & Leach

Sturdivant & Co.

Toussaint Capital